EXHIBIT 10.5

EXECUTION COPY

MASTER LOAN PURCHASE AGREEMENT
Dated as of August 29, 2002

Amended and Restated as of November 14, 2005

by and between

TRENDWEST RESORTS, INC.,

as Seller

and

SIERRA DEPOSIT COMPANY, LLC

as Purchaser

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SCHEDULES

Schedule 1	-	Loan Schedule
Schedule 2	-	Resorts
Schedule 3	-	Environmental Issues
Schedule 4	-	Lockbox Accounts
Schedule 5	-	Litigation

EXHIBITS

Exhibit A	Forms of Custodial Agreements
Exhibit B	Form of Assignment of Additional Loans
Exhibit C	Credit Standards and Collection Policies of Trendwest Resorts, Inc.
Exhibit D	Forms of Loans
Exhibit E	Forms of Lockbox Agreement

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MASTER LOAN PURCHASE AGREEMENT

THIS MASTER LOAN PURCHASE AGREEMENT (this “Agreement”), dated as of August 29, 2002, as amended and restated as of November 14, 2005, is made by and between TRENDWEST RESORTS, INC., an Oregon corporation, as seller (the “Seller”), and SIERRA DEPOSIT COMPANY, LLC, a Delaware limited liability company, as purchaser (hereinafter referred to as the “Purchaser” or the “Company”).

RECITALS

WHEREAS, Trendwest has originated certain Loans in connection with the sale to Obligors of Timeshare Properties at various Resorts;

WHEREAS, each of the Seller and the Company wishes to enter into this Agreement and the related Master Loan Purchase Agreement Supplement for each Series of Notes (each, a “PA Supplement”) in order to, among other things, effect the sale to the Company on the related Closing Date of Initial Loans and related Transferred Assets that the Seller owns as of the close of business on the related Cut-Off Date, and the sale to the Company of Additional Loans (including Additional Upgrade Balances) and related Transferred Assets that the Seller will own from time to time thereafter as of the close of business on the related Addition Cut-Off Dates; and

WHEREAS, the Company intends to transfer and assign the Loans and related Transferred Assets to the various Issuers, which will then grant security interests in the Loans and related Transferred Assets to Wachovia Bank, National Association, as Collateral Agent on behalf of the various Trustees and the holders of Notes issued from time to time pursuant to an Indenture and Servicing Agreement.

NOW, THEREFORE, in consideration of the purchase price set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1.  Definitions.

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Addition Cut-Off Date” shall mean, for Additional Loans of any Series, the date set forth in the related Assignment.

“Addition Date” shall mean, with respect to any Series, the Addition Date as defined in the related PA Supplement.

“Additional Issuer” shall mean an entity which is a subsidiary of the Purchaser, other than the Initial Issuer, which purchases Loans from the Purchaser with the proceeds of a Series of Notes issued by such entity and pledges the Loans to secure such Series of Notes.

“Additional Loan” shall mean, with respect to any Series, each Installment Contract or other contract for deed or contract or note secured by a mortgage, deed of trust, vendor’s lien or retention of title, in each case relating to the sale of one or more Timeshare Properties or Green Timeshare Properties to an Obligor and each Additional Upgrade Balance, in each case constituting one of the Loans of such Series purchased from the Seller on an Addition Cut-Off Date and listed on Schedule 1 to the related Assignment.

“Additional Pool Purchase Price” shall have the meaning set forth in Section 3.

“Additional Series” shall mean a Series of Notes, other than the Series 2002-1 Notes.

“Additional Upgrade Balance” shall mean, with respect to any Loan, any future borrowing made by the related Obligor pursuant to a modification of the Loan relating to a Timeshare Upgrade after the Cut-Off Date or the Addition Cut-Off Date, as applicable, with respect to such Loan, together with all money due or to become due in respect of such borrowing.

“Affiliate” of any Person shall mean any other Person controlling or controlled by or under common control with such Person, and “control” shall mean the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agreement” shall mean this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Amortization Event” shall mean, with respect to any Series, one or more of the events constituting an Amortization Event as defined in the related Indenture Supplement.

“Assessments” shall mean any assessments made with respect to a Timeshare Property, including but not limited to real estate taxes, recreation fees, community club or property owners’ association dues, water and sewer improvement district assessments or other similar assessments, the nonpayment of which could result in the imposition of a Lien or other encumbrance upon such Timeshare Property.

“Assignment” shall mean, with respect to any Series, an Assignment as defined in the related PA Supplement.

“Assignment of Mortgage” shall mean any assignment (including any collateral assignment) of any Mortgage.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, Title 11 of the United States Code, as amended.

“Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Company or any ERISA Affiliate of the Company is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in New York, New York, Las Vegas, Nevada, or the city in which the Corporate Trust Office of the Trustee is located, or any other city specified in the PA Supplement for a Series, are authorized or obligated by law or executive order to be closed.

“Cendant” shall mean Cendant Corporation, a Delaware corporation, or any successor thereof.

“Closing Date” shall mean, with respect to any Series, the Closing Date as defined in the related PA Supplement.

“Collateral” shall have the meaning set forth in the Indenture and Servicing Agreement.

“Collateral Agency Agreement” shall mean the Collateral Agency Agreement dated as of January 15, 1998 by and between Wachovia Bank, National Association as successor Collateral Agent and the secured parties named therein, as amended by the First Amendment dated as of July 31, 1998, the Second Amendment dated as of July 25, 2000, the Third Amendment dated as of July 1, 2001, the Fourth Amendment dated as of August 29, 2002, the Fifth Amendment dated as of March 31, 2003, the Sixth Amendment dated as of May 20, 2003, the Seventh Amendment dated as of December 5, 2003, the Eighth Amendment dated as of March 27, 2004 and the Ninth Amendment dated as of August 11, 2005, as such Collateral Agency Agreement may be further amended, supplemented or otherwise modified from time to time in accordance therewith.

“Collateral Agent” shall mean Wachovia Bank, National Association, as Collateral Agent, its successors and assigns and any entity which is substituted as Collateral Agent under the terms of the Collateral Agency Agreement.

“Collection Account” shall mean with respect to any Series the account or accounts established as the collection account for such Series pursuant to the Indenture and Servicing Agreement under which such Series of Notes is issued.

“Collections” shall mean, with respect to any Loan, all funds, cash collections and other cash proceeds of such Loan, including without limitation (i) all Scheduled Payments or recoveries made in the form of money, checks and like items to, or a wire transfer or an automated clearinghouse transfer received in, any of the Lockbox Accounts or received by the Issuer or the Master Servicer (or any Subservicer) in respect of such Loan, (ii) all amounts received by the Issuer, the Master Servicer (or any Subservicer) or the Trustee in respect of any Insurance Proceeds relating to such Loan or the related Timeshare Property and (iii) all amounts received by the Issuer, the Master Servicer (or any Subservicer) or the Trustee in respect of any proceeds in respect of a condemnation of property in any Resort, which proceeds relate to such Loan or the related Timeshare Property.

“Company” shall have the meaning set forth in the preamble.

“Contaminants” shall have the meaning set forth in Section 6(b)(xii).

“Corporate Trust Office,” with respect to any Trustee, shall have the meaning set forth in the Indenture and Servicing Agreement.

“Credit Card Account” shall mean an arrangement whereby an Obligor makes Scheduled Payments under a Loan via pre-authorized debit to a Major Credit Card.

“Credit Standards and Collection Policies” shall mean the Credit Standards and Collection Policies of Trendwest, a copy of which is attached to this Agreement as Exhibit C, as the same may be amended from time to time in accordance with the provisions of Section 8(b)(iii).

“CTRG-CF” shall mean Cendant Timeshare Resort Group-Consumer Finance, Inc., a Delaware corporation formerly known as Fairfield Acceptance Corporation-Nevada, domiciled in Nevada and a wholly-owned subsidiary of FRI.

“Custodial Agreement” shall mean the Fifth Amended and Restated Custodial Agreement dated as of August 11, 2005 by and between each of the Issuers, CTRG-CF, Trendwest, Wachovia Bank, National Association as Custodian, the Trustees and the Collateral Agent, a copy of which is attached to this Agreement as Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time thereafter in accordance with the terms hereof.

“Custodian” shall mean, at any time, the custodian under the Custodial Agreement at such time.

“Customary Practices” shall mean the Master Servicer’s practices with respect to the servicing and administration of Loans as in effect from time to time, which practices shall be consistent with the practices employed by prudent lending institutions that originate and service instruments similar to the Loans or other timeshare loans in the jurisdictions in which the Resorts are located.

“Cut-Off Date” shall mean, with respect to any Series, the Cut-Off Date as defined in the related PA Supplement.

“De Minimus Levels” shall have the meaning set forth in Section 6(b)(xii).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Defaulted Loan” shall mean any Loan (a) with any portion of a Scheduled Payment delinquent more than 90 days, (b) with respect to which the Master Servicer shall have determined in good faith that the Obligor will not resume making Scheduled Payments, (c) for which the related Obligor has been the subject of a proceeding under a Debtor Relief Law or (d) for which cancellation or foreclosure actions have been commenced.

“Defaulted Loan Repurchase Cap” shall mean, as of any date of determination, an amount equal to the product of (a) 16.0% multiplied by (b) the aggregate Loan principal balance of all Loans (calculated as of the Cut-Off Date or related Addition Cut-Off Date, as applicable, for each Loan) sold by the Seller to the Depositor pursuant to this Agreement on or prior to such date of determination.

“Defective Loan” shall mean, with respect to any Series, any Loan with any uncured material breach of a representation or warranty of the Seller set forth in Section 6(b) hereof and in the related PA Supplement.

“Delinquent Loan” shall mean, with respect to any Series, a Loan with any portion of a Scheduled Payment delinquent more than 30 days, other than any Loan that is a Defaulted Loan.

“Depositor Administrative Services Agreement” shall mean the administrative services agreement dated as of August 29, 2002 by and between CTRG-CF, as administrator, and the Company.

“Due Date” shall mean, with respect to any Loan, the date on which an Obligor is required to make a Scheduled Payment thereon.

“Due Period” shall mean, with respect to any Payment Date, the immediately preceding calendar month.

“Eligible Loan” shall mean, with respect to any Series, an Eligible Loan as defined in the related PA Supplement.

“Environmental Laws” shall have the meaning set forth in Section 6(b)(xii).

“Equity Percentage” shall mean, with respect to a Loan, a fraction, expressed as a percentage, the numerator of which is the excess of (A) the Timeshare Price of the related Timeshare Property relating to a Loan paid or to be paid by an Obligor over (B) the outstanding principal balance of such Loan at the time of sale of such Timeshare Property to such Obligor (less the amount of any valid check presented by such Obligor at the time of such sale that has cleared the payment system), and the denominator of which is the Timeshare Price of the related Timeshare Property, provided that any cash downpayments or principal payments made on any initial Loan that have been fully prepaid as part of a Timeshare Upgrade and financed downpayments under such initial Loan financed over a period not exceeding six months from the date of origination of such Loan that have actually been paid within such six-month period shall be included for purposes of calculating the numerator of such fraction.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person; (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person; or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as such Person, any corporation described in clause (i) or any trade or business described in clause (ii).

“ERISA Liabilities” shall have the meaning set forth in Section 8(b)(vi).

“Event of Default” shall mean, with respect to any Series, one or more of the events constituting an Event of Default under the related Indenture Supplement.

“Facility Documents” shall mean, collectively, this Agreement, each PA Supplement, each Indenture and Servicing Agreement, each Indenture Supplement, each Pool Purchase Agreement, the Custodial Agreement, the Lockbox Agreements, the Collateral Agency Agreement, the Loan Conveyance Documents, the Depositor Administrative Services Agreement, the Issuer Administrative Services Agreement, the Financing Statements and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

“Fractional Interests” shall mean a fractional interest consisting of an ownership interest as tenant in common in an individual lodging unit in a Resort.

“FRI” shall mean Fairfield Resorts, Inc., a Delaware corporation and the parent corporation of CTRG-CF.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Grant” shall have the meaning set forth in the Indenture and Servicing Agreement.

“Green Loan” shall mean a Loan the proceeds of which are used to finance the purchase of a Green Timeshare Property.

“Green Timeshare Property” shall mean a Timeshare Property for which construction on the related Resort has not yet begun or is subject to completion.

“Indemnified Amounts” shall have the meaning set forth in Section 6(e).

“Indenture and Servicing Agreement” shall mean (i) the Master Indenture and Servicing Agreement dated as of August 29, 2002, as amended and restated as of November 14, 2005, together with the Indenture Supplement, each as amended from time to time, and each among the Initial Issuer, as issuer, CTRG-CF, as master servicer and Wachovia Bank, National Association, as trustee and collateral agent, and (ii) with respect to any Additional Series, the indenture and servicing agreement or similar document or documents pursuant to which such Additional Series is issued and in which the terms of such Additional Series are set forth.

“Indenture Supplement” shall mean (i) with respect to Series 2002-1, the supplement to the Master Indenture and Servicing Agreement executed and delivered in connection with the issuance of the Series 2002-1 Notes and all amendments thereof and supplements thereto and (ii) with respect to any Additional Series, the Indenture and Servicing Agreement for that Series.

“Independent Director” shall mean an individual who is an Independent Director as defined in the Limited Liability Company Agreement of the Company as in effect on the date of this Agreement.

“Initial Closing Date” shall mean August 29, 2002.

“Initial Issuer” shall mean Cendant Timeshare Conduit Receivables Funding, LLC formerly known as Sierra Receivables Funding Company, LLC, a Delaware limited liability company as issuer of the Series 2002-1 Notes.

“Initial Loan” shall mean, with respect to any Series, each Loan listed on the related Loan Schedule on the Closing Date for such Series.

“Insolvency Event” shall mean, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or the filing of a petition against such Person in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, which case remains unstayed and undismissed within 30 days of such filing, or the appointing of a receiver, conservator, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the ordering of the winding-up or liquidation of such Person’s business; or (b) the commencement by such Person of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such Debtor Relief Law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due or the admission by such Person of its inability to pay its debts generally as they become due.

“Insolvency Proceeding” shall mean any proceeding relating to an Insolvency Event.

“Installment Contract” shall mean, with respect to any Series, an installment sale contract for deed and retained title in a related Timeshare Property by and between the Seller and an Obligor.

“Insurance Proceeds” shall mean proceeds of any insurance policy relating to any Loan or the related Timeshare Property, including any refund of unearned premium, but only to the extent such proceeds are not to be applied to the restoration of any improvements on the related Timeshare Property or released to the Obligor in accordance with Customary Practices.

“Internal Revenue Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Issuer” shall mean the Initial Issuer and each Additional Issuer.

“Issuer Administrative Services Agreement” shall mean the administrative services agreement dated as of August 29, 2002 by and between CTRG-CF as administrator and the Initial Issuer.

“Lien” shall mean any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing.

“Loan” shall mean, with respect to any Series, each Installment Contract or other contract for deed or contract or note secured by a mortgage, deed of trust, vendor’s lien or retention of title, in each case relating to the sale of one or more Timeshare Properties or Green Timeshare Properties to an Obligor, that is listed on the Loan Schedule for such Series on the related Closing Date and any Additional Loans that are listed from time to time on such Loan Schedule in accordance with the related PA Supplement.

“Loan Conveyance Documents” shall mean, with respect to any Loan, (a) the Assignment of Additional Loans in the form of Exhibit B, if applicable, and (b) any such other releases, documents, instruments or agreements as may be required by the Company, the Issuer or the Trustee in order to more fully effect the sale (including any prior assignments) of such Loan and any related Transferred Assets.

“Loan Documents” shall mean, with respect to any Loan, all papers and documents related to such Loan, including the original of all applicable promissory notes, stamped as required by the Custodial Agreement, the original of any related recorded or (to the extent permitted under this Agreement) unrecorded Mortgage (or a copy of such recorded Mortgage if the original of the recorded Mortgage is not available, certified to be a true and complete copy of the original) and a copy of any recorded or (to the extent permitted under this Agreement) unrecorded warranty deed transferring legal title to the related Timeshare Property to the Obligor; provided, however, that the Loan Documents may be provided in microfiche or other electronic form to the extent permitted under the Custodial Agreement.

“Loan File” shall mean, with respect to any Loan, the Loan Documents pertaining to such Loan and any additional amendments, supplements, extensions, modifications or waiver agreements required to be added to the Loan File pursuant to this Agreement, the Credit Standards and Collection Policies and/or Customary Practices.

“Loan Pool” shall mean, with respect to any Series, all Loans identified in the Loan Schedule for such Series.

“Loan Rate” shall mean the annual rate at which interest accrues on any Loan, as modified from time to time in accordance with the terms of any related Credit Standards and Collection Policies.

“Loan Schedule” shall mean, with respect to any Series, the list of Loans attached to the related PA Supplement as Schedule 1, as amended from time to time on each Addition Date and

Repurchase Date as provided in the related PA Supplement, which list shall set forth the following information with respect to each Loan therein as of the applicable date:

(a)	the Loan number;

(b)	the Obligor’s name and the home address and telephone number for such Obligor set forth in the Loan;

(c)	the Resort in which the related Timeshare Property is located, if applicable;

(d)	as to Timeshare Properties other than UDIs, the number of Vacation Credits related thereto for which occupancy rights in a Timeshare Property may be redeemed and which are represented thereby;

(e)	the Loan Rate;

(f)	whether the Obligor has elected a PAC with respect to the Loan;

(g)	the original term of the Loan;

(h)	the original Loan principal balance and outstanding Loan principal balance as of the Cut-Off Date or related Addition Cut-Off Date, as applicable;

(i)	the date of execution of the Loan;

(j)	the amount of the Scheduled Payment on the Loan;

(k)	the original Timeshare Price and Equity Percentage; and

(l)	with respect to UDI’s whether the related Timeshare Property has been deeded to the Obligor.

The Loan Schedule also shall set forth the aggregate amounts described under clause (h) above for all outstanding Loans. The Loan Schedule may be in the form of more than one list, collectively setting forth all of the information required.

“Lockbox Account” shall mean any of the accounts established pursuant to a Lockbox Agreement.

“Lockbox Agreement” shall mean (i) with respect to Loans pledged to secure the Series 2002-1 Notes, any agreement substantially in the form of Exhibit E by and between the Initial Issuer, the Trustee, the Master Servicer and the applicable Lockbox Bank, which agreement sets forth the rights of the Issuer, the Trustee and the applicable Lockbox Bank with respect to the disposition and application of the Collections deposited in the applicable Lockbox Account, including without limitation the right of the Trustee to direct the Lockbox Bank to remit all Collections directly to the Trustee and (ii) with respect to Loans pledged to secure an Additional Series, the lockbox agreements or similar arrangements described in the applicable Indenture and Servicing Agreement.

“Lockbox Bank” shall mean any of the commercial banks holding one or more Lockbox Accounts for the purpose of receiving Collections.

“Lot” shall mean a fully or partially developed parcel of real estate.

“Major Credit Card” shall mean a credit card issued by any Visa USA, Inc., MasterCard International Incorporated, American Express Company, Discover Bank or Diners Club International Ltd. credit card entity.

“Master Servicer” shall mean, with respect to each Indenture and Servicing Agreement, the entity then designated as the servicer or master servicer under such agreement.

“Material Adverse Effect” shall mean, with respect to any Person and any event or circumstance, a material adverse effect on: (a) the business, properties, operations or condition (financial or otherwise) of any of such Person; (b) the ability of such Person to perform its respective obligations under any Facility Documents to which it is a party; (c) the validity or enforceability of, or collectibility of amounts payable under, any Facility Documents to which it is a party; (d) the status, existence, perfection or priority of any Lien arising through or under such Person under any Facility Documents to which it is a party; or (e) the value, validity, enforceability or collectibility of the Loans pledged as collateral for any Series of Notes or any of the other Transferred Assets pledged as collateral for any Series of Notes.

“Mortgage” shall mean any mortgage, deed of trust, purchase money deed of trust or deed to secure debt encumbering the related Timeshare Property, granted by the related Obligor to the Seller to secure payments or other obligations under a Loan.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Note” shall mean any Loan-backed note issued, executed and authenticated in accordance with an Indenture and Servicing Agreement and, where appropriate, any related Indenture Supplement.

“Noteholder” shall have the meaning set forth in the Indenture and Servicing Agreement.

“Obligor” shall mean, with respect to any Loan, the Person or Persons obligated to make Scheduled Payments thereon.

“Opinion of Counsel” shall mean a written opinion of counsel in form and substance reasonably satisfactory to the recipient thereof.

“PAC” shall mean an arrangement whereby an Obligor makes Scheduled Payments under a Loan via pre-authorized bank account debit.

“PA Supplement” shall have the meaning set forth in the recitals.

“Payment Date” shall mean, with respect to any Series, the payment date set forth in the related Indenture and Servicing Agreement or in the related Indenture Supplement, as applicable.

“Permitted Encumbrance” shall mean, with respect to a Loan, any of the following Liens against the related Timeshare Property: (i) the interest therein of the Obligor, (ii) the Lien of due and unpaid Assessments, (iii) covenants, conditions and restrictions, rights of way, easements and other matters of public record, such exceptions appearing of record being consistent with the normal business practices of the Seller or specifically disclosed in the applicable land sales registrations filed with the applicable regulatory agencies and (iv) other matters to which properties of the same type as those underlying such Loan are commonly subject that do not materially interfere with the benefits of the security intended to be provided by such Timeshare Property.

“Person” shall mean any person or entity, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other organization or entity, whether or not a legal entity.

“Plan” shall mean an employee benefit plan or other retirement arrangement subject to ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

“Plan Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“POA” shall mean each property owners’ association or similar timeshare owner body for a Timeshare Property Regime or Resort or portion thereof, in each case established pursuant to the declarations, articles or similar charter documents applicable to each such Timeshare Property Regime, Resort or portion thereof.

“Pool Purchase Agreement” shall mean (i) with respect to Series 2002-1 Notes, the master purchase agreement dated as of August 29, 2002, as amended and restated as of November 14, 2005, by and between the Company and the Initial Issuer and all amendments thereof and supplements thereto and (ii) with respect to any Additional Series, the Term Purchase Agreement by and between the Company and the Additional Issuer which issues such Additional Series.

“Pool Purchase Price” shall mean, with respect to any Series, the Pool Purchase Price as defined in the related PA Supplement.

“Post Office Box” shall mean each post office box to which Obligors are directed to mail payments in respect of the Loans of any Series.

“Purchase” shall mean, with respect to any Series, a Purchase as defined in the related PA Supplement.

“Purchaser” shall have the meaning set forth in the preamble.

“Qualified Substitute Loan” shall mean, with respect to any Series, a substitute Loan that (i) is an Eligible Loan on the applicable date of substitution for such substitute Loan, (ii) on such date of substitution has a Loan Rate not less than the Loan Rate of the substituted Loan and (iii) is not selected in a manner adverse to the Purchaser and its assignees.

“Records” shall mean all copies of Loans (not including originals) and other documents, books, records and other information (including without limitation computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained by the Seller or any of its respective Affiliates (not including the Purchaser or the Issuer) with respect to Loans, the related Transferred Assets and the related Obligors.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” shall mean any of the events described in Section 4043 of ERISA.

“Repurchase Date” shall mean, with respect to any Series, the Repurchase Date as defined in the related PA Supplement.

“Repurchase Price” shall mean, with respect to any Series, the Repurchase Price as defined in the related PA Supplement.

“Reservation System” shall mean the system with respect to Timeshare Properties pursuant to which a reservation for a particular location, time, length of stay and unit type is received, accepted, modified or canceled.

“Reserve Account” shall, with respect to any Series, mean any reserve account established pursuant to the related Indenture Supplement.

“Resort” shall mean each resort or development listed on Schedule 2 (as such Schedule 2 may be amended from time to time with the consent of the Company and the Seller in connection with proposed sales of Additional Loans relating to resorts or developments with respect to which Loans have not previously been sold under this Agreement).

“Scheduled Payment” shall mean each scheduled monthly payment of principal and interest on a Loan.

“Seller” shall have the meaning set forth in the preamble.

“Series” shall mean (i) with respect to the sale of Loans to the Purchaser pursuant to a PA Supplement, all Loans sold pursuant to a PA Supplement and (ii) with respect to Notes, the Series 2002-1 Notes or any Additional Series.

“Series Termination Date” shall mean, with respect to any Series, the Series Termination Date as defined in the related PA Supplement or Indenture and Servicing Agreement.

“State” shall mean any of the 50 United States or the District of Columbia.

“Subservicer” shall have the meaning set forth in the Indenture and Servicing Agreement.

“Subservicing Agreement” shall have the meaning set forth in the Indenture and Servicing Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors of such corporation (notwithstanding that at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or other persons performing similar functions is at the time directly or indirectly owned by such Person.

“Substitution Adjustment Amount” shall, with respect to any Series, have the meaning set forth in the related PA Supplement.

“Term Purchase Agreement” shall mean a purchase agreement between the Purchaser and an Additional Issuer pursuant to which the Purchaser sells Loans to the Additional Issuer and the Additional Issuer purchases such Loans for the purpose of pledging the Loans to secure a Series of Notes.

“Timeshare Price” shall mean the original price of the Timeshare Property paid by an Obligor, plus any accrued and unpaid interest and other amounts owed by the Obligor.

“Timeshare Property” shall mean the underlying ownership interest that is the subject of a Loan, which ownership interest may be either a UDI or Vacation Credits.

“Timeshare Property Regime” shall mean any of the various interval ownership regimes located at a Resort, each of which is an arrangement established under applicable state law whereby all or a designated portion of a development is made subject to a declaration permitting the transfer of Timeshare Properties therein, which Timeshare Properties shall, in the case of UDIs, constitute real property under the applicable local law of each of the jurisdictions in which such regime is located.

“Timeshare Upgrade” shall mean the upgrade by an Obligor of the Obligor’s existing Timeshare Property to an upgraded Timeshare Property or an Obligor's purchase of an additional Timeshare Property.

“Transferred Assets” shall mean, with respect to any Series, any and all right, title and interest of the Seller in, to and under:

(a) the Loans from time to time, including without limitation the Initial Loans as of the close of business on the Cut-Off Date and the Additional Loans as of the close of business on the related Addition Cut-Off Dates and all Scheduled Payments, other Collections and other funds received in respect of such Initial Loans and Additional Loans on or after the Cut-Off Date or Addition Cut-Off Date, as applicable, and any other monies due or to become due on or after the Cut-Off Date or Addition Cut-Off Date, as applicable, in respect of any such Loans, and any security therefor;

(b) the Timeshare Properties relating to the Loans;

(c) any Mortgages relating to the Loans;

(d) any Insurance Policies relating to the Loans;

(e) the Loan Files and other Records relating to the Loans;

(f) the Loan Conveyance Documents relating to the Loans;

(g) all interest, dividends, cash, instruments, financial assets and other investment property and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, or on account of, the sale or other disposition of the Transferred Assets, and including all payments under Insurance Policies (whether or not any of the Seller, the Purchaser, the Master Servicer, the Issuer or the Trustee is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any Transferred Assets, and any security granted or purported to be granted in respect of any Transferred Assets; and

(h) all proceeds of any of the foregoing property described in clauses (a) through (g).

“Trendwest” shall mean Trendwest Resorts, Inc., a wholly-owned indirect Subsidiary of Cendant.

“Trustee” shall mean with respect to each Indenture and Servicing Agreement, the entity designated as the trustee under such agreement.

“UCC” shall mean the Uniform Commercial Code, as amended from time to time, as in effect in any specified jurisdiction.

“UDI” shall mean an individual interest in fee simple (as tenants in common with all other undivided interest owners) in a lodging unit or group of lodging units at a Resort, including, without limitation, a Fractional Interest.

“Vacation Credits” shall mean ownership interests in WorldMark that entitle the owner thereof to use Resorts.

“WorldMark” shall mean WorldMark, The Club, a California not-for-profit mutual benefit corporation.

Section 2.  Purchase and Sale of Loans.

The Seller may from time to time sell and assign to the Company, and the Company may from time to time Purchase from the Seller, all the Seller’s right, title and interest in, to and under the Loans listed on the Loan Schedule with respect to the related PA Supplement. The principal terms of the Purchase and sale of Loans for each Series shall be set forth in the related PA Supplement.

Section 3.  Pool Purchase Price.

Provisions with respect to the Purchase and sale of the Loans for each Series shall be set forth in the related PA Supplement.

The purchase price for any Additional Loans and other related Transferred Assets (the “Additional Pool Purchase Price”) conveyed to the Company under this Agreement and the related PA Supplement on each Addition Date shall be a dollar amount equal to the aggregate outstanding principal balance of such Additional Loans sold on such date, subject to adjustment to reflect such factors as the Company and the Seller mutually agree will result in an Additional Pool Purchase Price equal to the fair market value of such Additional Loans and other related Transferred Assets.

Section 4.  Payment of Purchase Price.

(a)  Closing Dates. On the terms and subject to the conditions of this Agreement and the related PA Supplement payment of the Pool Purchase Price for each Series shall be made by the Company on the related Closing Date in immediately available funds to the Seller to such accounts at such banks as the Seller shall designate to the Company not less than one Business Day prior to the such Closing Date.

(b)  Manner of Payment of Additional Pool Purchase Price. On the terms and subject to the conditions in this Agreement and the related PA Supplement, the Company shall pay to the Seller, on each Business Day on which any Additional Loans are purchased from the Seller by the Company pursuant to Section 2 of the related PA Supplement, the Additional Pool Purchase Price for such Additional Loans by paying such Additional Pool Purchase Price to the Seller in cash.

(c)  Scheduled Payments Under Loans and Cut-Off Date. The Company shall be entitled to all Scheduled Payments, other Collections and all other funds with respect to any Loan received on or after the related Cut-Off Date or Addition Cut-Off Date, as applicable. The principal balance of each Loan as of the related Cut-Off Date or Addition Cut-Off Date, as applicable, shall be determined after deduction, in accordance with the terms of each such Loan, of payments of principal received before such Cut-Off Date or Addition Cut-Off Date.

Section 5.  Conditions Precedent to Sale of Loans.

No Purchase of Loans and related Transferred Assets shall be made hereunder or under any PA Supplement on any date on which:

(a) the Company does not have sufficient funds available to pay the related Pool Purchase Price or Additional Pool Purchase Price in cash; or

(b) an Insolvency Event has occurred and is continuing with respect to the Seller or the Company.

Section 6.  Representations and Warranties of the Seller.

(a)  General Representations and Warranties of the Seller. The Seller represents and warrants as of each Closing Date and as of each Addition Date, or as of such other date specified in such representation and warranty, that:

(i)  Organization and Good Standing.

(A) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has full corporate power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement, any related PA Supplement and each of the Facility Documents to which it is a party. The Seller is organized in the jurisdiction set forth in the preamble. The Seller is duly qualified to do business and is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals in each jurisdiction in which failure to qualify or to obtain such licenses and approvals would render any Loan unenforceable by the Seller.

(B) The name of the Seller set forth in the preamble of this Agreement is its correct legal name and such name has not been changed in the past six years. The Seller does not utilize any trade names, assumed names, fictitious names or “doing business names.”

(ii)  Due Authorization and No Conflict. The execution, delivery and performance by the Seller of each of the Facility Documents to which it is a party, and the consummation by the Seller of the transactions contemplated hereby and under each other Facility Document to which it is a party, has been duly authorized by the Seller by all necessary corporate action, does not contravene (i) the Seller’s charter or by-laws, (ii) any law, rule or regulation applicable to the Seller, (iii) any contractual restriction contained in any material indenture, loan or credit agreement, lease, mortgage, deed of trust, security agreement, bond, note, or other material agreement or instrument binding on the Seller or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its properties (except where such contravention would not have a Material Adverse Effect with respect to the Seller or its properties), and does not result in (except as provided in the Facility Documents) or require the creation of any Lien upon or with respect to any of its properties; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. Each of the Facility Documents to which the Seller is a party have been duly executed and delivered on behalf of the Seller. To the extent that this representation is being made with respect to Title I of ERISA or Section 4975 of the Code, it is made subject to the assumption that none of the assets being used to purchase the Loans and Transferred Assets constitute assets of any Benefit Plan or Plan with respect to which the Seller is a party in interest or disqualified person.

(iii)  Governmental and Other Consents. All approvals, authorizations, consents or orders of any court or governmental agency or body required in connection with the execution and delivery by the Seller of this Agreement, any related PA

Supplement or any of the other Facility Documents to which it is a party, the consummation by such party of the transactions contemplated hereby or thereby, the performance by such party of and the compliance by such party with the terms hereof or thereof, have been obtained, except where the failure so to do would not have a Material Adverse Effect with respect to such Party.

(iv)  Enforceability of Facility Documents. Each of the Facility Documents to which the Seller is a party has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its respective terms, except as enforceability may be subject to or limited by Debtor Relief Laws or by general principles of equity (whether considered in a suit at law or in equity).

(v)  No Litigation. Except as disclosed in Schedule 5 to this Agreement or to any Assignment, there are no proceedings or investigations pending, or to the knowledge of the Seller threatened, against the Seller before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of this Agreement or any of the other Facility Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Facility Documents, (C) seeking any determination or ruling that would adversely affect the performance by the Seller of its obligations under this Agreement, any related PA Supplement or any of the other Facility Documents to which it is a party, (D) seeking any determination or ruling that would adversely affect the validity or enforceability of this Agreement or any of the other Facility Documents or (E) seeking any determination or ruling that would, if adversely determined, be reasonably likely to have a Material Adverse Effect with respect to such party.

(vi)  Governmental Regulations. The Seller is not (A) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or (B) a “public utility company” or a “holding company,” a “subsidiary company” or an “affiliate” of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(ii) of the Public Utility Holding Company Act of 1935, as amended.

(vii)  Margin Regulations. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (as each such term is defined or used in any of Regulations T, U or X of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the notes issued by the Issuer has been used by the Seller for so purchasing or carrying margin stock or for any purpose that violates or would be inconsistent with the provisions of any of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(viii)  Location of Chief Executive Office and Records. The principal place of business and chief executive office of the Seller, and the office where the Seller maintains all of its Records, is 9805 Willows Road, Redmond, Washington 98052. The Seller has not changed its principal place of business or chief executive office (or the office where such entity maintains all of its Records) during the previous six years. At any time after the Initial Closing Date, upon 30 days’ prior written notice to the Trustee as assignee of the Company and the Issuer, the Seller may change its name or may change its type or its jurisdiction of organization to another jurisdiction within the United States, but only so long as all action necessary or reasonably requested by the Company to amend the existing financing statements and to file additional financing statements in all applicable jurisdictions to perfect the transfer of the Loans and the related Transferred Assets is taken.

(ix)  Lockbox Accounts. Except in the case of any Lockbox Account pursuant to which only Collections in respect of Loans subject to a PAC or Credit Card Account are deposited, the Seller has filed a standing delivery order with the United States Postal Service authorizing each Lockbox Bank to receive mail delivered to the related Post Office Box. The account numbers of all Lockbox Accounts, together with the names, addresses, ABA numbers and names of contact persons of all the Lockbox Banks maintaining such Lockbox Accounts and the related Post Office Boxes (other than those separately identified in an Indenture and Servicing Agreement), are set forth in Schedule 4. From and after the Initial Closing Date, the Seller shall not have any right, title and/or interest in or to any of the Lockbox Accounts or the Post Office Boxes and will maintain no Lockbox accounts in its own name for the collection of payments in respect of the Loans. The Seller has no lockbox or other accounts for the collection of payments in respect of the Loans other than the Lockbox Accounts.

(x)  Facility Documents. This Agreement and any PA Supplement are the only agreements pursuant to which the Seller sells the Loans and other related Transferred Assets to the Company. The Seller has furnished to the Company true, correct and complete copies of each Facility Document to which the Seller is a party, each of which is in full force and effect. Neither the Seller nor any of its Affiliates (not including the Purchaser or the Issuer) is in default thereunder in any material respect.

(xi)  Taxes. The Seller has timely filed or caused to be filed all federal, state and local tax returns required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Seller has set aside adequate reserves on its books in accordance with GAAP, and which proceedings have not given rise to any Lien.

(xii)  Accounting Treatment. The Seller has accounted for the transactions contemplated in the Facility Documents to which it is a party in accordance with GAAP.

(xiii)  ERISA. There has been no (A) occurrence or expected occurrence of any Reportable Event with respect to any Benefit Plan subject to Title IV of ERISA of the Seller or any ERISA Affiliate, or any withdrawal from, or the termination, Reorganization or Plan Insolvency of any Multiemployer Plan or (B) institution of proceedings or the taking of any other action by Pension Benefit Guaranty Corporation or by the Seller or any ERISA Affiliate or any such Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Plan Insolvency of, any such Plan.

(xiv)  No Adverse Selection. No selection procedures materially adverse to the Company, the Issuer, the Noteholders, the Trustee or the Collateral Agent have been employed by the Seller in selecting the Loans for inclusion in the Loan Pool on such Closing Date or Addition Date, as applicable.

(xv)  Vacation Credit Program. As of each Closing Date or any Addition Date, as applicable, for each Timeshare Property Regime for which the related Timeshare Properties are comprised primarily of Vacation Credits, the ratio of (1) the total number of Vacation Credits actually allocated to such Timeshare Property Regime for the succeeding twelve-month period to (2) the total number of Vacation Credits allocable to available space in such Timeshare Property Regime over such twelve-month period, does not exceed 1.0 to 1.0.

(xvi)  Separate Identity. The Seller and its Affiliates have observed the applicable legal requirements on their part for the recognition of the Company as a legal entity separate and apart from the Seller and any of its Affiliates (other than the Company) and have taken all actions necessary on their part to be taken in order to ensure that the facts and assumptions relating to the Company set forth in the opinion of Orrick, Herrington & Sutcliffe LLP relating to substantive consolidation matters with respect to the Seller and the Company are true and correct; provided, however, that the Seller makes no representations or warranties in this Section 6(a)(xvi) with respect to the Company or the Issuer.

(b)  Representations and Warranties Regarding the Loans. The Seller represents and warrants to the Company as of the applicable Cut-Off Date and Addition Cut-Off Date as to each Loan conveyed on and as of each Closing Date or the related Addition Date, as applicable (except as otherwise expressly stated) as follows:

(i)  Eligibility. Such Loan is an Eligible Loan.

(ii)  No Waivers. The terms of such Loan have not been waived, altered, modified or extended in any respect other than (A) modifications entered into in accordance with Customary Practices and Credit Standards and Collections Policies that do not reduce the amount or extend the maturity of required Scheduled Payments and (B) modifications in the applicability of a PAC (which may result in a change in the related Loan Rate).

(iii)  Binding Obligation. Such Loan is the legal, valid and binding obligation of the Obligor thereunder and is enforceable against the Obligor in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or by general principles of equity (whether considered in a suit at law or in equity).

(iv)  No Defenses. Such Loan is not subject to any statutory right of rescission, setoff, counterclaim or defense, including without limitation the defense of usury.

(v)  Lawful Assignment. Such Loan was not originated in, and is not subject to the laws of, any jurisdiction the laws of which would make the transfer of the Loan under this Agreement or any PA Supplement unlawful.

(vi)  Compliance with Law. The Seller has complied with requirements of all material federal, state and local laws (including without limitation usury, truth in lending and equal credit opportunity laws) applicable to such Loan in all material respects except, with respect only to California Business and Professions Code Section 11018.10, where such failure to comply would not have a Material Adverse Effect on the Seller or a material adverse effect on such Loan. The related Timeshare Property Regime is in compliance with any and all applicable zoning and building laws and regulations and any other laws and regulations relating to the use and occupancy of such Timeshare Property Regime, except where such noncompliance would not have a Material Adverse Effect with respect to the Seller. The Seller has not received notice of any material violation of any legal requirements applicable to such Timeshare Property Regime, except where such violation would not have a Material Adverse Effect with respect to the Seller. The Timeshare Property Regime related to such Loan complies with all applicable state statutes, including without limitation condominium statutes, timeshare statutes, HUD filings relating to interstate land sales (if applicable) and the requirements of any governmental authority or local authority having jurisdiction with respect to such Timeshare Property Regime, and constitutes a valid and conforming condominium and timeshare regime under the laws of the State in which the related Resort is located, except where such noncompliance would not have a Material Adverse Effect with respect to the Seller.

(vii)  Loan in Force; No Subordination. Such Loan is in full force and effect and has not been subordinated, satisfied in whole or in part or rescinded.

(viii)  Capacity of Parties. All parties to such Loan had legal capacity to execute the Loan.

(ix)  Original Loans. All original executed copies of such Loans are or, within 30 days of Purchase, will be in the custody of the Custodian except to the extent otherwise permitted pursuant to Section 6(b)(xiv).

(x)  Loan Form/Governing Law. Such Loan was executed in substantially the form of one of the forms of Loan in Exhibit D (as such Exhibit D may be amended from time to time with the consent of the Seller and the Company), except for changes required by applicable law and certain other modifications that do not, individually or in the aggregate, affect the enforceability or collectibility of such Loan. In addition, such Loan was originated in and is governed by the laws of the State in which the Loan was executed.

(xi)  Interest in Real Property. Each Timeshare Property that is a UDI constitutes a fee simple interest in real property and improvements on the real property.

(xii)  Environmental Compliance. Each Timeshare Property Regime related to a Loan is now, and at all times during the Seller’s ownership thereof (or the ownership of any Affiliate thereof other than the Company and the Issuer), has been free of contamination from any substance, material or waste identified as toxic or hazardous according to any federal, state or local law, rule, regulation or order governing, imposing standards of conduct with respect to, or regulating in any way the discharge, generation, removal, transportation, storage or handling of toxic or hazardous substances, materials or waste or air or water pollution (hereinafter referred to as “Environmental Laws”), including without limitation any PCB, radioactive substance, methane, asbestos, volatile hydrocarbons, petroleum products or wastes, industrial solvents or any other material or substance that now or hereafter may cause or constitute a health, safety or other environmental hazard to any person or property (any such substance together with any substance, material or waste identified as toxic or hazardous under any Environmental Law now in effect or hereinafter enacted shall be referred to herein as “Contaminants”), but excluding from the foregoing any levels of Contaminants at or below which such Environmental Laws do not apply (“De Minimus Levels”). Neither the Seller nor any Affiliate of the Seller (other than the Company and the Issuer) has caused or suffered to occur any discharge, spill, uncontrolled loss or seepage of any petroleum or chemical product or any Contaminant (except for De Minimus Levels thereof) onto any property comprising or adjoining any Timeshare Property Regime, and neither the Seller nor any Affiliate of the Seller (other than the Company and the Issuer) nor any Obligor or occupant of all or part of any Timeshare Property Regime is now or has been involved in operations at the related Timeshare Property Regime that could lead to liability for the Seller, the Company, any Affiliate of the Seller or any other owner of such Timeshare Property Regime or the imposition of a Lien on such Timeshare Property Regime under any Environmental Law. No practice, procedure or policy employed by the Seller (or any Affiliate thereof other than the Company and the Issuer) with respect to POAs for which the Seller acts as the manager or, to the best knowledge of the Seller, by the manager of the POAs with respect to POAs managed by parties unaffiliated with the Seller, violates any Environmental Law that, if enforced, would reasonably be expected to (A) have a Material Adverse Effect on such POA or the ability of such POA to do business, (B) have a Material Adverse Effect on the financial condition of the POA or (C) constitute grounds for the revocation of any license, charter, permit or registration that is material to the conduct of the business of the POA.

Except as set forth in Schedule 3, (1) all property owned, managed, or controlled by the Seller or any Affiliate of the Seller (other than the Company and the Issuer) and located within a Resort is now, and at all times during the Seller’s ownership, management or control thereof (or the ownership, management or control of any Affiliate thereof (other than the Company and the Issuer)) has been free of contamination from any Contaminants, except for De Minimus Levels thereof, (2) neither the Seller nor any Affiliate of the Seller (other than the Company and the Issuer) has caused or suffered to occur any discharge, spill, uncontrolled loss or seepage of any Contaminants onto any property comprising or adjoining any of the Resorts, except for De Minimus Levels thereof, and (3) neither the Seller nor any Affiliate of the Seller (other than the Company and the Issuer) nor any Obligor or occupant of all or part of any of any Resort is now or previously has been involved in operations at any Resort that could lead to liability for the

Seller, the Company, any Affiliate of the Seller or any other owner of any Resort or the imposition of a Lien on such Resort under any Environmental Law. None of the matters set forth in Schedule 3 will have a Material Adverse Effect with respect to the Company or its assignees or the interests of the Company or its assignees in the Loans. Each Resort, and the present use thereof, does not violate any Environmental Law in any manner that would materially adversely affect the value or use of such Resort or the performance by the POAs of their respective obligations under their applicable declarations, articles or similar charter documents. There is no condition presently existing, and to the best knowledge of the Seller no event has occurred or failed to occur with respect to any Resort, relating to any Contaminants or compliance with any Environmental Laws that would reasonably be expected to have a Materially Adverse Effect with respect to such Resort, including in connection with the present use of such Resort.

(xiii)  Tax Liens. All taxes applicable to such Loan and the related Timeshare Property have been paid, except where the failure to pay such tax would not have a Material Adverse Effect with respect to the Seller or its assignees or the Purchaser or the collectibility or enforceability of the Loan. There are no delinquent tax liens in respect of the Timeshare Property underlying such Loan.

(xiv)  Loan Files. The related Loan File contains the following Loan Documents (which may include microfiche or other electronic copies of the Loan Documents to the extent provided in the Custodial Agreement):

(A) at least one original of each Loan (or, if the Loan and promissory note are contained in separate documents, an original of the promissory note); provided, however, that the original Loan may have been removed from the Loan File in accordance with the Custodial Agreement for the performance of collection services and other routine servicing requirements; and

(B) for Loans with respect to which the related Timeshare Property has been deeded out to the related Obligor:

(1) a copy of the deed for such Timeshare Property; and

(2) the original recorded Mortgage (or a copy thereof, if applicable, for Mortgages that have been submitted for recording as set forth herein) and Assignments of Mortgages in favor of the Collateral Agent (or a copy of such recorded Mortgage or Assignment of Mortgage, as the case may be, certified to be a true and complete copy thereof, if the original of the recorded Mortgage or Assignment of Mortgage is lost or destroyed), provided that in the case of any Loan with respect to which the related Mortgage and/or deed has been removed from the Loan File for review and recording in the local real property recording office, the original Mortgage shall have been returned to the Loan File no later than 180 days from the date on which the related Timeshare Property is required to be deeded to an Obligor.

(xv)  Lockbox Accounts. As of the applicable Cut-Off Date, the Obligor of such Loan either:

(A) shall have been instructed to remit Payments thereunder to a Post Office Box for credit to a Lockbox Account or directly to a Lockbox Account, in each case maintained at a Lockbox Bank pursuant to the terms of a Lockbox Agreement; or

(B) has entered into a PAC or Credit Card Account pursuant to which a deposit account of such Obligor is made subject to a pre-authorized debit in respect of Payments as they become due and payable, and the Seller has caused a Lockbox Bank to take all necessary and appropriate action to ensure that each such pre-authorized debit is credited directly to a Lockbox Account.

(xvi)  Ownership Interest. As of the Closing Date or related Addition Date, as applicable, the Seller has good and marketable title to the Loan, free and clear of all Liens (other than Permitted Encumbrances).

(xvii)  Interest in Loan. Such Loan constitutes either a “general intangible,” an “instrument,” “chattel paper” or an “account” under the Uniform Commercial Code of the States of Delaware, Oregon and New York.

(xviii)  Recordation of Assignments. The collateral Assignment of Mortgage to the Collateral Agent relating to the Mortgage with respect to each Loan has been recorded or delivered for recordation simultaneously with the related Mortgage to the proper office in the jurisdiction in which the related Timeshare Property is located.

(xix)  Material Disputes. To the actual knowledge of the Seller, the Loan is not subject to any material dispute.

(xx) Good Title; No Liens. Upon the Purchase hereunder occurring on such Closing Date or Addition Date, as applicable, the Company will be the lawful owner of, and have good title to, each Loan and all of the other related Transferred Assets that are the subject of such Purchase, free and clear of any Liens (other than any Permitted Encumbrances on the related Timeshare Properties). All Loans and related Transferred Assets are purchased without recourse to the Seller except as described in this Agreement and any PA Supplement. Such Purchase by the Company under this Agreement and under any PA Supplement constitutes a valid and true sale and transfer for consideration (and not merely the grant of a security interest to secure a loan), enforceable against creditors of the Seller, and no Loan or other related Transferred Assets that are the subject of such Purchase will constitute property of the Seller after such Purchase.

(xxi) Solvency. The Seller, both prior to and immediately after giving effect to the Purchase of Loans hereunder and under any PA Supplement occurring on such Closing Date or Addition Date, as applicable, (A) is not insolvent (as such term is defined in §101(32)(A) of the Bankruptcy Code), (B) is able to pay its debts as they become due and (C) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.

(xxii) POA Reserves. The capital reserves and maintenance fee levels of the POAs related to each Timeshare Property Regime underlying the Loans Purchased on such Closing Date or Addition Date, as applicable, are adequate in light of the operating requirements of such POAs.

(c)  Representations and Warranties Regarding the Loan Files. The Seller represents and warrants to the Company as of each Closing Date and related Addition Date as to each Loan and the related Loan File conveyed by it hereunder on and as of such Closing Date or related Addition Date, as applicable (except as otherwise expressly stated) as follows:

(i)  Possession. On or immediately prior to each Closing Date or related Addition Date, as applicable, the Custodian will have possession of each original Loan and the related Loan File and will have acknowledged such receipt, and its undertaking to hold such original Loan and the related Loan File for purposes of perfection of the Collateral Agent’s interest in such original Loan and the related Loan File; provided, however, that the fact that any document not required to be in its respective Loan File pursuant to Section 6(b)(xiv) of this Agreement is not in the possession of the Custodian in its respective Loan File does not constitute a breach of this representation.

(ii)  Marking Records. On or before each Closing Date or Addition Date, as applicable, the Seller shall have caused the portions of its computer files relating to the Loans sold on such date to the Company to be clearly and unambiguously marked to indicate that each such Loan has been conveyed on such date to the Company.

(d)  Survival of Representations and Warranties. It is understood and agreed that the representations and warranties contained in this Section 6 shall remain operative and in full force and effect, shall survive the transfer and conveyance of the Loans with respect to any Series by the Seller to the Company under this Agreement and any PA Supplement, the conveyance of the Loans by the Company to the Initial Issuer or to an Additional Issuer pursuant to the Pool Purchase Agreement and any Term Purchase Agreement and the Grant of the Collateral by the Initial Issuer or any Additional Issuer to the Collateral Agent and shall inure to the benefit of the Company, the respective Issuers, the Trustees, the Collateral Agent and the Noteholders and their respective designees, successors and assigns.

(e)  Indemnification of the Company. The Seller shall indemnify, defend and hold harmless the Company against any and all claims, losses and liabilities, including reasonable attorneys’ fees (the foregoing being collectively referred to as “Indemnified Amounts”) that may at any time be imposed on, incurred by or asserted against the Company as a result of a breach by the Seller of any of its respective representations, warranties or covenants hereunder. Except as otherwise provided in Section 11(i), the Seller shall pay to the Company, on demand, any and all amounts necessary to indemnify the Company for (i) any and all recording and filing fees in connection with the transfer of the Loans from the Seller to the Company, and any and all liabilities with respect to, or resulting from any delay in paying when due, any taxes (including sales, excise or property taxes) payable in connection with the transfer of the Loans from the Seller to the Company and (ii) costs, expenses and reasonable counsel fees in defending against the same. The agreements in this Section 6(e) shall survive the termination of this Agreement or any PA Supplement and the payment of all amounts payable hereunder, under any PA Supplement and under the Loans. For purposes of this Section 6(e), any reference to the Company shall include any officer, director, employee or agent thereof, or any successor or assignee thereof or of the Company.

Section 7.  Repurchases or Substitution of Loans for Breach of Representations and Warranties.

Provisions with respect to the repurchase or substitution of Loans of any Series for breach of representations and warranties under this Agreement and any PA Supplement shall be set forth in the related PA Supplement.

Section 8.  Covenants of the Seller.

(a)  Affirmative Covenants of the Seller. The Seller covenants and agrees that it will, at any time prior to the Termination Date:

(i)  Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties, provisions of ERISA, the Internal Revenue Code and all applicable regulations and interpretations thereunder, and all Loans and Facility Documents to which it is a party.

(ii)  Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation, and maintain all necessary licenses and approvals in each jurisdiction in which it does business, except where the failure to preserve and maintain such existence, rights, franchises, privileges, qualifications, licenses and approvals would not have a Material Adverse Effect with respect to it.

(iii)  Audits. Upon at least two Business Days notice during regular business hours, permit the Company and/or its agents, representatives or assigns access:

(A) to the offices and properties of the Seller in order to examine and make copies of and abstracts from all books, correspondence and Records of the Seller as appropriate to verify the Seller’s compliance with this Agreement, any PA Supplement or any other Facility Documents to which the Seller is a party and any other agreement contemplated hereby or thereby, and the Company and/or its agents, representatives and assigns may examine and audit the same and make photocopies, computer tapes or other computer replicas thereof, as appropriate, and the Seller will provide to the Company and/or its agents, representatives and assigns, at the expense of the Seller, such clerical and other assistance as may be reasonably requested in connection therewith; and

(B) to the officers or employees of the Seller designated by the Seller in order to discuss matters relating to the Loans and the performance of the Seller hereunder, under any PA Supplement or any other Facility Documents to which the Seller is a party and any other agreement contemplated hereby or thereby, and under the other Facility Documents to which it is a party with the officers or employees of the Seller having knowledge of such matters.

Each such audit shall be at the sole expense of the Seller. The Company shall be entitled to conduct such audits as frequently as it deems reasonable in the exercise of the Company’s reasonable commercial judgment; provided, however, that such audits shall not be conducted more frequently than annually unless an Event of Default or an Amortization Event shall have occurred. The Company and its agents, representatives and assigns also shall have the right to discuss the Seller’s affairs with the officers, employees and independent accountants of the Seller and to verify under appropriate procedures the validity, amount, quality, quantity, value and condition of, or any other matter relating to, the Loans and other related Transferred Assets.

(iv)  [Reserved.]

(v)  Performance and Compliance with Receivables and Loans. At its expense, timely and fully perform and comply in all material respects with the Credit Standards and Collection Policies and Customary Practices with respect to the Loans and with all provisions, covenants and other promises required to be observed by the Seller under the Loans.

(vi)  [Reserved.]

(vii)  Ownership Interest. Take such action with respect to each Loan as is necessary to ensure that the Company maintains a first priority ownership interest in such Loan and the other related Transferred Assets, in each case free and clear of any Liens arising through or under the Seller and, in the case of any Timeshare Properties, other than any Permitted Encumbrance thereon, and respond to any inquiries with respect to ownership of a Loan sold by it hereunder by stating that, from and after the Initial Closing Date or related Addition Date, as applicable, it is no longer the owner of such Loan and that ownership of such Loan has been transferred to the Company.

(viii)  Instruments. Not remove any portion of the Loans or related Transferred Assets with respect to any Series that consists of money or is evidenced by an instrument, certificate or other writing from the jurisdiction in which it was held under the related Custodial Agreement unless the Company shall have first received an Opinion of Counsel to the effect that the Company shall continue to have a first-priority perfected ownership or security interest with respect to such property after giving effect to such action or actions.

(ix)  No Release. Not take any action, and use its best efforts not to permit any action to be taken by others, that would release any Person from such Person’s covenants or obligations under any document, instrument or agreement relating to the Loans or the other Transferred Assets, or result in the hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such document, instrument or agreement, except as expressly provided in this Agreement or any PA Supplement or such other instrument or document.

(x)  Insurance and Condemnation.

(A) The Seller shall do or cause to be done all things that it may accomplish with a reasonable amount of cost or effort to cause each of the POAs for each Resort, in each case (1) to maintain one or more policies of “all-risk” property and general liability insurance with financially sound and reputable insurers providing coverage in scope and amount that (x) satisfy the requirements of the declarations (or any similar charter document) governing the POA for the maintenance of such insurance policies and (y) are at least consistent with the scope and amount of such insurance coverage obtained by prudent POAs and/or management of other similar developments in the same jurisdiction and (2) to the extent the Seller is the property manager of the Resort and possesses the right to direct the application of insurance proceeds, to use its best efforts to apply the proceeds of any such insurance policies in the manner specified in the related declarations (or any similar charter document) governing the POA and/or any similar charter documents of such POA (which exercise of best efforts shall include voting as a member of the POA or as a proxy or attorney-in-fact for a member). For the avoidance of doubt, the parties acknowledge that the ultimate discretion and control relating to the maintenance of any such insurance policies is vested in the POA in accordance with the respective declaration (or any similar charter document) relating to each Timeshare Property Regime.

(B) The Seller shall remit to the Collection Account the portion of any proceeds received pursuant to a condemnation of property in any Resort relating to any Timeshare Property to the extent the Obligors are required to make such remittance under the terms of one or more Loans that have been sold to the Company hereunder and under the related PA Supplement.

(xi)  Separate Identity. Take such action as is necessary to ensure compliance with Section 6(a)(xvi), including taking all actions necessary on its part to be taken in order to ensure that the facts and assumptions relating to the Company set forth in the opinion of Orrick, Herrington & Sutcliffe LLP relating to substantive consolidation matters with respect to the Seller and the Company are true and correct.

(xii)  Computer Files. Mark or cause to be marked each Loan in its computer files as described in Section 6(c)(ii) and deliver to the Company, the Issuer, the Trustee and the Collateral Agent a copy of the Loan Schedule for each Series as amended from time to time.

(xiii)  Taxes. File or cause to be filed, and cause each of its Affiliates with whom it shares consolidated tax liability to file, all federal, state and local tax returns that are required to be filed by it, except where the failure to file such returns could not reasonably be expected to have a Material Adverse Effect with respect to the Purchaser or the Seller, or otherwise be reasonably expected to expose the Purchaser or the Seller to material liability. The Seller will pay or cause to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Seller or the applicable Affiliate has set aside adequate reserves on its books in accordance with GAAP, and which proceedings could not reasonably be expected to have a Material Adverse Effect with respect to the Purchaser or the Seller or otherwise be reasonably expected to expose the Purchaser or the Seller to material liability.

(xiv)  Facility Documents. Comply in all material respects with the terms of, and employ the procedures outlined under, this Agreement, any PA Supplement and all other Facility Documents to which it is a party, and take all such action as may be from time to time reasonably requested by the Company to maintain this Agreement, any PA Supplement and all such other Facility Documents in full force and effect.

(xv)  Loan Schedule. With respect to any Series, promptly amend the applicable Loan Schedule to reflect terms or discrepancies that become known after each Closing Date or any Addition Date, and promptly notify the Company, the Issuer, the Trustee and the Collateral Agent of any such amendments.

(xvi)  Segregation of Collections. Prevent, to the extent within its control, the deposit into the Collection Account or any Reserve Account of any funds other than Collections in respect of the Loans with respect to any Series, and to the extent that, to its knowledge, any such funds are nevertheless deposited into the Collection Account or any Reserve Account, promptly identify any such funds to the Master Servicer for segregation and remittance to the owner thereof.

(xvii)  Management of Resorts. The Seller hereby covenants and agrees (to the extent that the Seller is responsible for maintaining or managing such Resort) to do or cause to be done all things that it may accomplish with a reasonable amount of cost or effort in order to maintain such Resort (including without limitation all grounds, waters and improvements thereon and all other facilities related thereto) in at least as good condition, repair and working order as would be customary for prudent managers of similar timeshare properties.

(b)  Negative Covenants of the Seller. The Seller covenants and agrees that it will not, at any time prior to the final Series Termination Date without the prior written consent of the Company:

(i)  Sales, Liens, Etc. Against Loans and Transferred Assets. Except for the transfers hereunder, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist, any Lien arising through or under it (other than, in the case of any Timeshare Properties, any Permitted Encumbrances thereon) upon or with respect to any Loan or other Transferred Asset or any interest therein. The Seller shall immediately notify the Company of the existence of any Lien arising through or under it on any Loan or other Transferred Asset.

(ii)  Extension or Amendment of Loan Terms. Extend, amend, waive or otherwise modify the terms of any Loan (other than as a result of a Timeshare Upgrade or in accordance with Customary Practices) or permit the rescission or cancellation of any

Loan, whether for any reason relating to a negative change in the related Obligor’s creditworthiness or inability to make any payment under the Loan or otherwise.

(iii)  Change in Business or Credit Standards or Collection Policies. (A) Make any change in the character of its business or (B) make any change in the Credit Standards and Collection Policies or (C) deviate from the exercise of Customary Practices, which change or deviation would, in any such case, materially impair the value or collectibility of any Loan.

(iv)  Change in Payment Instructions to Obligors. Add, except in connection with the issuance of an Additional Series of Notes, or terminate any bank as a bank holding any account for the collection of payments in respect of the Loans from those listed in Exhibit E or make any change in its instructions to Obligors regarding payments to be made to any Lockbox Account at a Lockbox Bank, unless the Company and the Trustee shall have received (A) 30 days’ prior written notice of such addition, termination or change, (B) written confirmation from the Seller that, after the effectiveness of any such termination, there will be at least one Lockbox in existence and (C) prior to the date of such addition, termination or change, (1) executed copies of Lockbox Agreements executed by each new Lockbox Bank, the Seller, the Company, the Master Servicer and the Trustee and (2) copies of all agreements and documents signed by either the Company or the respective Lockbox Bank with respect to any new Lockbox Account.

(v)  Change in Corporate Name, Etc. Make any change to its name or its type or jurisdiction of organization that existed on the Initial Closing Date without providing at least 30 days’ prior written notice to the Company and the Trustee and taking all action necessary or reasonably requested by the Trustee to amend its existing financing statements and file additional financing statements in all applicable jurisdictions as are necessary to maintain the perfection of the security interest of the Company.

(vi)  ERISA Matters. (A) Engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the U.S. Department of Labor; (B) permit to exist any accumulated funding deficiency (as defined in Section 302(a) of ERISA and Section 412(a) of the Internal Revenue Code) or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (C) fail to make any payments to any Multiemployer Plan that the Seller or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (D) terminate any Benefit Plan so as to result in any liability; (E) permit to exist any occurrence of any Reportable Event that represents a material risk of a liability of the Seller or any ERISA Affiliate under ERISA or the Internal Revenue Code; provided, however, that the ERISA Affiliates of the Seller may take or allow such prohibited transactions, accumulated funding deficiencies, payments, terminations and Reportable Events described in clauses (A) through (E) above so long as such events occurring within any fiscal year of the Seller, in the aggregate, involve a payment of money by or an incurrence of liability of any such ERISA Affiliate (collectively, “ERISA Liabilities”) in an amount that does not exceed $2,000,000 or otherwise result in liability that would result in imposition of a lien.

(vii)  Terminate or Reject Loans. Without limiting the requirements of Section 8(b)(ii), terminate or reject any Loan prior to the end of the term of such Loan, whether such rejection or early termination is made pursuant to an equitable cause, statute, regulation, judicial proceeding or other applicable law unless, prior to such termination or rejection, such Loan and any related Transferred Assets have been repurchased by the Seller pursuant to Section 7 of the related PA Supplement.

(viii)  Facility Documents. Except as otherwise permitted under Section 8(b)(ii), terminate, amend or otherwise modify any Facility Document to which it is a party or grant any waiver or consent thereunder.

(ix)  Insolvency Proceedings. Institute Insolvency Proceedings with respect to WorldMark, the Company or the Issuer or consent to the institution of Insolvency Proceedings against WorldMark, the Company or the Issuer, or take any corporate action in furtherance of any such action.

Section 9.  Representations and Warranties of the Company.

The Company represents and warrants as of each Closing Date and Addition Date, or as of such other date specified in such representation and warranty, that:

(a)  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power, authority, and legal right to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement and any PA Supplement. The Company is duly qualified to do business and is in good standing as a foreign entity, and has obtained all necessary licenses and approvals in each jurisdiction necessary to carry on its business as presently conducted and to perform its obligations under this Agreement and any PA Supplement. One hundred percent (100%) of the outstanding membership interests of the Company is directly owned (both beneficially and of record) by CTRG-CF. Such membership interests are validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire membership interests from the Company.

(b)  The execution, delivery and performance of this Agreement and any PA Supplement by the Company and the consummation by the Company of the transactions provided for in this Agreement and any PA Supplement have been duly approved by all necessary limited liability company action on the part of the Company.

(c)  This Agreement and any PA Supplement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be subject to or limited by Debtor Relief Laws and except as such enforceability may be limited by general principles of equity.

(d)  The execution and delivery by the Company of this Agreement and any PA Supplement, the performance by the Company of the transactions contemplated hereby and the fulfillment by the Company of the terms hereof applicable to the Company will not conflict with, violate, result in any breach of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under any provision of any existing law or regulation or any order or decree of any court applicable to the Company or its certificate of formation or limited liability company agreement or any material indenture, contract, agreement, mortgage, deed of trust, or other material instrument to which the Company is a party or by which it or its properties is bound.

(e)  There are no proceedings or investigations pending, or to the knowledge of the Company threatened, against the Company before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of this Agreement or any PA Supplement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any PA Supplement, (C) seeking any determination or ruling that, in the reasonable judgment of the Company, would adversely affect the performance by the Company of its obligations under this Agreement or any PA Supplement or (D) seeking any determination or ruling that would adversely affect the validity or enforceability of this Agreement or any PA Supplement.

(f)  All approvals, authorizations, consents, orders or other actions of any person or entity or any governmental body or official required in connection with the execution and delivery of this Agreement and any PA Supplement by the Company, the performance by it of the transactions contemplated hereby and the fulfillment by it of the terms hereof, have been obtained and are in full force and effect.

(g)  The Company is solvent and will not become insolvent immediately after giving effect to the transactions contemplated by this Agreement and any PA Supplement, the Company has not incurred debts beyond its ability to pay and, immediately after giving effect to the transactions contemplated by this Agreement and any PA Supplement, the Company shall have an adequate amount of capital to conduct its business in the foreseeable future.

Section 10.  Affirmative Covenants of the Company.

The Company hereby acknowledges that the parties to the Facility Documents are entering into the transactions contemplated by the Facility Documents in reliance upon the Company’s identity as a legal entity separate from the Seller and its Affiliates. From and after the date hereof until the final Series Termination Date under any Indenture Supplement, the Company will take such actions as shall be required in order that:

(a)  The Company will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;

(b)  The Company will maintain corporate records and books of account separate from those of the Seller and its Affiliates and telephone numbers and stationery that are separate and distinct from those of the Seller and its Affiliates;

(c)  The Company’s assets will be maintained in a manner that facilitates their identification and segregation from those of any of the Seller and its Affiliates;

(d)  The Company will observe corporate formalities in its dealings with the public and with the Seller and its Affiliates and, except as contemplated by the Facility

Documents, funds or other assets of the Company will not be commingled with those of any of the Seller and its Affiliates. The Company will at all times, in its dealings with the public and with the Seller and its Affiliates, hold itself out and conduct itself as a legal entity separate and distinct from the Seller and its Affiliates. The Company will not maintain joint bank accounts or other depository accounts to which the Seller and its Affiliates (other than the Master Servicer) has independent access;

(e)  The duly elected board of directors of the Company and duly appointed officers of the Company will at all times have sole authority to control decisions and actions with respect to the daily business affairs of the Company;

(f)  Not less than one member of the Company’s board of directors will be an Independent Director. The Company will observe those provisions in its limited liability company agreement that provide that the Company’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Company unless the Independent Director and all other members of the Company’s board of directors unanimously approve the taking of such action in writing prior to the taking of such action;

(g)  The Company will compensate each of its employees, consultants and agents from the Company ’s own funds for services provided to the Company; and

(h)  Except as contemplated by the Facility Documents, the Company will not hold itself out to be responsible for the debts of the Seller and its Affiliates.

Section 10A Negative Covenant of the Company.

The Company covenants and agrees that it will not, at any time prior to the final Series Termination Date institute Insolvency Proceedings with respect to WorldMark or consent to the institution of Insolvency Proceedings against WorldMark, or take any corporate action in furtherance of any such action.

Section 11.  Miscellaneous.

(a)  Amendment. This Agreement may be amended from time to time or the provisions hereof may be waived or otherwise modified by the parties hereto by written agreement signed by the parties hereto.

(b)  Assignment. The Company has the right to assign its interests under this Agreement and any PA Supplement as may be required to effect the purposes of the Pool Purchase Agreement or any Term Purchase Agreement without the consent of the Seller, and the assignee shall succeed to the rights hereunder of the Company. The Seller agrees to perform its obligations hereunder for the benefit of the respective Issuers, Trustees and Noteholders and for the benefit of the Collateral Agent, and agrees that such parties are intended third party beneficiaries of this Agreement and agrees that the Trustees (or the Collateral Agent) and (subject to the terms and conditions of the applicable Indenture and Servicing Agreement and any applicable Indenture Supplement) the Noteholders may enforce the provisions of this

Agreement and any PA Supplement, exercise the rights of the Company and enforce the obligations of the Seller hereunder without the consent of the Company.

(c)  Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

(d)  Termination. The obligations of the Seller under this Agreement and any PA Supplement shall survive the sale of the Loans to the Company and the Company’s transfer of the Loans and other related Transferred Assets to the Issuer.

(e)  GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICT OF LAW PRINCIPLES.

(f)  Notices. All demands and notices hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by certified mail, postage prepaid and return receipt requested, or by express delivery service, to (i) in the case of the Seller, Trendwest Resorts, Inc., 9805 Willows Road, Redmond, Washington 98052, Attention: President, or such other address as may hereafter be furnished to the Company in writing by the Seller and (ii) in the case of the Company, Sierra Deposit Company, LLC, 10750 West Charleston Blvd., Suite 130, Mailstop 2067, Las Vegas, Nevada 89135, Attention: President, or such other address as may hereafter be furnished to the Seller in writing by the Company.

(g)  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

(h)  Successors and Assigns. This Agreement shall be binding upon each of the Seller and the Company and their respective permitted successors and assigns, and shall inure to the benefit of each of the Seller and the Company and each of the Issuer, the Trustee and the Collateral Agent to the extent explicitly contemplated hereby.

(i)  Costs, Expenses and Taxes.

(a) The Seller agrees to pay on demand to the Company all reasonable costs and expenses, if any, incurred or reimbursed (or to be reimbursed) by the Company (including reasonable counsel fees and expenses) in connection with the enforcement or preservation of the rights and remedies under this Agreement and any PA Supplement.

(b) The Seller agrees to pay, indemnify and hold the Company harmless from and against any and all stamp, sales, excise and other taxes and fees payable or determined to be payable by or reimbursed (or to be reimbursed) by the Company in connection with the execution, delivery, filing and recording of this Agreement or any PA Supplement, and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(j)  No Bankruptcy Petition. The Seller covenants and agrees not to institute against the Company or the Issuer, or join any other person in instituting against the Company or the Issuer, any proceeding under any Debtor Relief Law.

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

TRENDWEST RESORTS, INC.
By:	/s/ Michael A. Hug
Name: Michael A. Hug Title: Senior Vice President and Chief Financial Officer

SIERRA DEPOSIT COMPANY, LLC
By:	/s/ Mark A. Johnson
Name: Mark A. Johnson Title: President

[Signature page for Trendwest MLPA]

SCHEDULE 1

Loan Schedule

To be delivered on first sale of Loans.

SCHEDULE 2

Resorts

Angels Camp
Beachcomber
Bear Lake
Big Bear Lake
Bison Ranch
Bisontown I
Branson
Camlin
Canadian
Clear Lake
Coeur d'Alene
Coral Baja
Denarau Island, Fiju
Depoe Bay
Depoe Bay II
Discovery Bay
Dolphin's Cove
Eagle Crest
Eagle Crest at Eagle Ridge
Eagle Crest at Ridge Hawk
Eagle Crest at River View
Eagle Crest Hotel Condos
Estes Park
Galena
Gleneden
Grand Lake
Harbor Village @ Bear Lake
Kailua-Kona
Kapaa Shore
Kihei
La Paloma
Lake Chelan
Lake of the Ozarks
Las Vegas

Las Vegas South
Mariner Village
McCall
Monterey Bay
New Orleans at Avenue Plaza
North Shore Estates I
North Shore Estates II
Ocean Breezes
Ocean Walk
Oceanside
Orlando
Palm Springs
Park Village
Pinetop
Rancho Vistoso
Reno
Running Y Ranch
San Francisco
Schooner Landing
Seaside
Solvang
South Shore
St. George
Steamboat Springs
Sundance
Surfside Inn
Tahoe I & II
Tahoe III
Valley Isle
Victoria
Village at Leavenworth
Whistler Cascade Lodge
Windsor
Wolf Creek Village
Wolf Creek Village II

SCHEDULE 3

Environmental Issues

None.

SCHEDULE 4

Lockbox Accounts

Clearing Account established under the agreement listed in Exhibit E.

Bank	Account Name	Account	ABA Number	Account Number	Contact Person
Bank of America	Cendant Timeshare Conduit Receivables Funding, LLC - Trendwest	Lockbox	111000012	3756240535	Toni Krantz 212-503-8471
Bank of America	Cendant Timeshare Conduit Receivables Funding, LLC - Trendwest	Deposit	111000012	3756245158	Toni Krantz 212-503-8471
JPMorgan Chase Bank	Cendant Timeshare Conduit Receivables Funding, LLC - Trendwest	ACH Collections	021000021	304194824	Dorin Ladon 312-954-9288

SCHEDULE 5

Litigation

In September 2002, the Office of the California Attorney General and the San Mateo County District Attorney's office began an investigation of certain Trendwest sales, telemarketing and collection practices. The matter was resolved in October 2003, with Trendwest signing a stipulated judgment enjoining Trendwest from certain business practices, requiring Trendwest to offer restitution to certain consumers, and obligating Trendwest to pay costs and fines.

In October 2003, as a result of an investigation by the California Department of Real Estate ("DRE"), Trendwest entered into an agreement with the DRE whereby Trendwest deposited $1.8 million into an escrow account to be paid to WorldMark in the event the DRE determines, following an audit, that Trendwest owes money to WorldMark as a result of certain Trendwest sales and marketing programs. Trendwest is currently responding to the DRE's audit requests.

In early February 2005, Trendwest's broker-of-record in Arizona received a letter from the Arizona Department of Real Estate ("ADRE") stating that the ADRE had initiated an investigation as a result of an audit conducted by the ADRE. The auditors alleged numerous infractions relating to, among other things, Trendwest's brokerage practices. Working with Arizona legal counsel, the broker replied to the ADRE in late February 2005 acknowledging certain infractions and providing evidence of remedial measures, and disputing certain other alleged infractions. Trendwest is currently awaiting a reply from the ADRE.

EXHIBIT A

Forms of Custodial Agreements

EXHIBIT B

FORM OF ASSIGNMENT OF ADDITIONAL LOANS

ASSIGNMENT NO. __ OF ADDITIONAL LOANS dated as of _______, by and between TRENDWEST RESORTS, INC., an Oregon corporation (the “Seller”) and SIERRA DEPOSIT COMPANY LLC, a Delaware limited liability company (the “Purchaser”), pursuant to the Agreement referred to below.

WITNESSETH:

WHEREAS, the Seller and the Purchaser are parties to the Master Loan Purchase Agreement dated as of August 29, 2002, as amended and restated as of November 14, 2005, and the Purchase Agreement Supplement dated as of August 29, 2002, as amended and restated as of November 14, 2005 (the “PA Supplement”) (as so supplemented, and as such agreement may have been, or may from time to time be, further amended, supplemented or otherwise modified, the “Agreement”);

WHEREAS, pursuant to the Agreement, the Seller wishes to designate Additional Loans (including Additional Upgrade Balances) to be included as Loans, and the Seller wishes to sell its right, title and interest in and to the Additional Loans to the Purchaser pursuant to this Assignment and the Agreement; and

WHEREAS, the Purchaser wishes to purchase such Additional Loans subject to the terms and conditions hereof.

NOW, THEREFORE, the Seller and the Purchaser hereby agree as follows:

1. Defined Terms. All capitalized terms used herein shall have the meanings ascribed to them in the Agreement unless otherwise defined herein.

“Addition Cut-Off Date” shall mean, with respect to the Additional Loans, __________.

“Addition Date” shall mean, with respect to the Additional Loans, __________.

“Additional Loans” shall mean the Additional Loans, as defined in the Agreement, that are sold hereby and listed on Schedule 1.

“Additional Transferred Assets” shall have the meaning set forth in Section 3.

2. Designation of Additional Loans. The Seller delivers herewith a Loan Schedule containing a true and complete list of the Additional Loans. Such Loan Schedule is incorporated into and made part of this Assignment, shall be Schedule 1 to this Assignment and shall supplement Schedule 1 to the Agreement.

3. Sale of Additional Loans.

The Seller does hereby sell, transfer, assign, set over and otherwise convey to the

Purchaser, without recourse except as provided in the Agreement, all of the Seller’s right, title and interest in, to and under (i) the Additional Loans as of the close of business on the Addition Cut-Off Date and all Scheduled Payments, other Collections and other funds received in respect of such Additional Loans on or after the Addition Cut-Off Date and any other monies due or to become due on or after the Addition Cut-Off Date in respect of any such Additional Loans, and any security therefor; (ii) the Timeshare Properties relating to the Timeshare Property Loans to the extent that they relate to such Timeshare Properties; (iii) any Mortgages relating to the Additional Loans; (iv) any Insurance Policies relating to the Additional Loans; (v) the Loan Files and other Records relating to the Additional Loans; (vi) the Loan Conveyance Documents relating to the Additional Loans; (vii) all interest, dividends, cash, instruments, financial assets and other investment property and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, or on account of, the sale or other disposition of the Additional Transferred Assets, and including all payments under Insurance Policies (whether or not any of the Seller, the Purchaser, the Master Servicer, the Issuer or the Trustee is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any Additional Transferred Assets, and any security granted or purported to be granted in respect of any Additional Transferred Assets; and (viii) all proceeds of any of the foregoing property described in clauses (i) through (vii) (collectively, the “Additional Transferred Assets”).

In connection with the foregoing sale and if necessary, the Seller agrees to record and file one or more financing statements (and continuation statements or other amendments with respect to such financing statements when applicable) with respect to the Additional Transferred Assets meeting the requirements of applicable State law in such manner and in such jurisdictions as are necessary to perfect the sale of the Additional Transferred Assets to the Purchaser, and to deliver a file-stamped copy of such financing statements and continuation statements (or other amendments) or other evidence of such filing to the Purchaser.

In connection with the foregoing sale, the Seller further agrees, on or prior to the date of this Assignment, to cause the portions of its computer files relating to the Additional Loans sold on such date to the Purchaser to be clearly and unambiguously marked to indicate that each such Additional Loan has been sold on such date to the Purchaser pursuant to the Agreement and this Assignment.

It is the express and specific intent of the parties that the transfer of the Additional Loans and the other Transferred Assets relating thereto from the Seller to the Purchaser as provided is and shall be construed for all purposes as a true and absolute sale of such Additional Loans and Transferred Assets, shall be absolute and irrevocable and provide the Purchaser with the full benefits of ownership of the Additional Loans and related Transferred Assets and will be treated as such for all federal income tax reporting and all other purposes. Without prejudice to preceding sentence providing for the absolute transfer of the Seller’s interest in the Additional Loans and other Transferred Assets to the Purchaser, in order to secure the prompt payment and performance of all obligations of the Seller to the Purchaser under the Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Seller hereby assigns and grants to the Purchaser a first priority security interest in all of the Seller’s right, title and interest, whether now owned or hereafter acquired, if any, in, to and under all of the Additional Loans and the other related Transferred Assets and the proceeds thereof. The Seller acknowledges that the Additional Loans and other related Transferred Assets are subject to the Lien of the Indenture and Servicing Agreement for the benefit of the Collateral Agent on behalf of the Trustee and the Noteholders.

4. Acceptance by the Purchaser. The Purchaser hereby acknowledges that, prior to or simultaneously with the execution and delivery of this Assignment, the Seller delivered to the Purchaser the Loan Schedule described in Section 2 of this Assignment with respect to all Additional Loans.

5. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser on the Addition Date that each representation and warranty to be made by it on such Addition Date pursuant to the Agreement is true and correct, and that each such representation and warranty is hereby incorporated herein by reference as though fully set out in this Assignment.

6. Ratification of the Agreement. The Agreement is hereby ratified, and all references to the Agreement shall be deemed from and after the Addition Date to be references to the Agreement as supplemented and amended by this Assignment. Except as expressly amended hereby, all the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with its terms and except as expressly provided herein shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Agreement.

7. Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

8. GOVERNING LAW. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICT OF LAW PRINCIPLES.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment to be duly executed by their respective officers as of the day and year first written above.

TRENDWEST RESORTS, INC. as Seller
By:
Name: Title:

SIERRA DEPOSIT COMPANY, LLC as Purchaser
By:
Name: Title:

EXHIBIT C

Credit Standard and Collection Policies

EXHIBIT D

Forms of Loans

EXHIBIT E

Forms of
Lockbox Agreements